Exhibit (e) 1.12

LETTER AGREEMENT

Russell Fund Distributors, Inc.

909 A Street

Tacoma, WA 98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Russell Investment Company (“RIC”) and Russell Fund Distributors, Inc., dated January 1, 1999, RIC advises you that it is (i) creating one new Fund to be named the Global Equity Fund (the “New Fund”) and (ii) creating Class A Shares, Class C Shares, Class E Shares and Class S Shares of the New Fund (each, a “Class”). RIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to each Class of the New Fund pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged the Fund in return for the Distributor’s services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each Class of the New Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of 2007

RUSSELL FUND DISTRIBUTORS, INC.

By:
Greg J. Stark
President